                                                     Pursuant to Rule 424(b)(3)
                                                             File No. 333-10915
         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 10, 1996

                          ROTECH MEDICAL CORPORATION

              $110,000,000 Principal Amount of 5 1/4% Convertible
                       Subordinated Debentures Due 2003
                   (Interest Payable June 1 and December 1)

                       4,190,476 Shares of Common Stock

                               ----------------

  The Prospectus dated September 10, 1996, as previously supplemented, is hereby further supplemented as follows to restate, in its entirety, the "Selling Securityholders" section beginning on page 20 of the Prospectus:

                            SELLING SECURITYHOLDERS

  The following table sets forth certain information as of April 24, 1997 (except as otherwise noted) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling
Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                            AGGREGATE PRINCIPAL    NUMBER OF
                                                 AMOUNT OF      SHARES OF COMMON
                                            DEBENTURES THAT MAY  STOCK THAT MAY
NAME                                              BE SOLD           BE SOLD*
----                                        ------------------- ----------------
SMM Co. BV (1)............................        2,950,000          112,380
LCMS Foundation...........................        1,000,000           38,095
New York Life Separate Account #7.........        1,000,000           38,095
Mainstay Convertible Fund.................          900,000           34,285
Aetna Variable Fund.......................        3,255,000          124,000
Aetna Growth and Income Fund..............          245,000            9,333
Lincoln National Convertible Securities
 Fund(8)..................................        1,720,000           65,523
Lincoln National Life Insurance Company--
 Corporate Convertible Securities Pool(8).        4,945,000          188,380
Weirton Trust Convertibles(8).............          440,000           16,761
United National Insurance--American Manu-
 facturing(8).............................           50,000            1,904
Commonwealth Life Insurance--Stock TRAC
 (TEAMSTERS I)............................          500,000           19,047
Commonwealth Life Insurance Company--
 (TEAMSTER/CAMDEN--New
 Enhanced)................................        1,700,000           64,761
KA Management Limited.....................        1,092,000           41,600
KA Trading L.P............................        2,120,000           80,761
Liberty View Plus Fund....................        1,000,000           38,095
Liberty View Fund LLC.....................          250,000            9,523
Paresco, Inc..............................          750,000           28,571
Forest Fulcrum Fd LP(2)...................        1,450,000           55,238
Forest Fulcrum Trout (LLT LTD)(2).........          160,000            6,095
Forest Fulcrum Ltd.(2)....................          640,000           24,380
Walker Art Center(3)......................          300,000           11,428
Aragon Investments, Ltd.(4)...............          500,000           19,047
Taft Securities L.L.C.(4).................          500,000           19,047
TQA Arbitrage Fund L.P.(5)................          500,000           19,047
McMahan Securities Co. L.P.(6)............           55,000            2,095
Smith Barney Inc.(7)......................        2,000,000           76,190
Credit Suisse First Boston Corporation(8).          500,000           19,047
Any other Selling Securityholders or fu-
 ture transferee from any such Selling
 Securityholder(10).......................       79,478,000        3,027,748
                                               ------------        ---------
                                               $110,000,000        4,190,476

--------
 (1) Information is as of September 10, 1996.
 (2) Information is as of April 11, 1997.
 (3) Information is as of April 22, 1997.
 (4) Information is as of July 10, 1997.
 (5) Information is as of July 14, 1997.
 (6) Information is as of July 18, 1997.
 (7) Information is as of August 18, 1997.
 (8) Information is as of August 21, 1997.
 (9) Information is as of August 22, 1997.
(10) Information regarding these persons or entities will be added by supplement to this Prospectus.
 *Assumes a conversion price of $26.25 per share and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company, PNC Bank, Kentucky, Inc., trustee under the Indenture, and by or on behalf of the Selling Securityholders. Additional information concerning ownership of the Debentures and Conversion Shares offered hereby rests with certain holders of the Debentures and Conversion Shares who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

  In view of the fact that Selling Securityholders may offer all or a portion of the Debentures or Conversion Shares held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Debentures or the number of Conversion Shares that will be held by the Selling Securityholders after completion of the offering made hereby. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures and/or Conversion Shares, since the date on which they provided the information set forth above, in transactions exempt from the registration requirements of the Securities Act.

  Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Debentures and the number of Conversion Shares issuable upon conversion of the Debentures offered hereby may increase or decrease.

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           The date of this Prospectus Supplement is August 22, 1997


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